Exhibit 99.2

Selected Financial Data (in thousands except number of employees)	9/30/2024	6/30/2024	9/30/2023
Scheduled CD maturities for subsequent quarter	$396,852	$399,395	$186,477
Average rate scheduled CD maturities for subsequent quarter	4.85%	4.72%	3.65%
Average loan rate - loan originations/renewals QTD (excludes fees)	7.67%	8.05%	8.34%
Cost of total deposits, Qtr-End	3.01%	3.34%	3.17%
Cost of interest-bearing DDAs, Qtr-End	3.65%	4.07%	4.01%
Cost of interest-bearing deposits, Qtr-End	3.75%	4.12%	3.96%
Noninterest bearing DDA balances, Qtr-End	$2,576,329	$2,475,415	$2,621,072
Reserve for unfunded commitments, Qtr-End	$1,302	$1,078	$575
Credit card spend QTD	$270,133	$261,486	$266,721
Credit card net income QTD	$1,925	$2,333	$2,532
Merchant services fees QTD	$606	$595	$594
Mortgage banking income QTD	$1,352	$1,379	$825
FDIC insurance QTD	$2,100	$1,950	$2,100
Salaries & employee benefits QTD	$25,057	$24,213	$20,080
Other operating expense	$4,572	$3,623	$7,826
Third party processing and other services QTD	$8,035	$7,465	$6,549
Equipment and occupancy expense QTD	$3,795	$3,567	$3,579
Earnings retention YTD	70%	68%	71%
Number of full-time equivalent employees	620	625	568
QTD tax rate	17.23%	21.71%	13.81%
YTD tax rate	18.81%	19.70%	16.51%

Available Liquidity	9/30/2024

Cash and cash equivalents	$1,760,231
Investment Securities (mkt value), net of pledged	$346,999
Total on balance sheet liquidity	$2,107,230

FHLB fundings availability	$2,927,801
Correspondent lines of credit availability	$225,000
Brokered deposit availability (25% of assets per policy)	$4,111,969
Federal Reserve Bank fundings availability	$2,148,118
Total Available Liquidity	$11,520,118